Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Abbott Laboratories and to the inclusion in, and incorporation by reference therein, of our report dated February 17, 2017, with respect to the consolidated financial statements of St. Jude Medical, Inc., included in Abbott Laboratories’ Current Report on Form 8-K/A dated February 21, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 20, 2017